Exhibit 10.1

Och-Ziff Capital Management Group LLC

9 West 57th Street

New York, New York 10019

January 27, 2018

Daniel S. Och

c/o Och-Ziff Capital Management Group LLC

9 West 57th Street

New York, New York 10019

Re: OZ Corporate Governance Arrangements

Ladies and Gentlemen:

This binding letter agreement (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is effective as of February 5, 2018 (the “Effective Date”) and sets forth the agreements, arrangements, understandings and intentions of Och-Ziff Capital Management Group LLC (the “Company”), the subsidiaries of the Company set forth on the signature pages hereto (the “OZ Subsidiaries”) and, solely for the purposes of the “Release” section in Exhibit A and the sections related thereto contained in this Agreement, the members of the Company’s board of directors (the “Board”) set forth on the signature pages hereto (the “Independent Directors”, and together with the Company and the OZ Subsidiaries, the “OZ Parties”), on the one hand, and Daniel S. Och (“DSO”), on the other, with respect to certain corporate governance arrangements to be implemented at the Company and its subsidiaries.

In connection with the foregoing, the parties hereto, each intending to be legally bound, agree as follows:

1. Governance Terms and Conditions. As of the Effective Date, the OZ Parties and DSO, on behalf of themselves and their affiliates and related parties, hereby agree to the terms and conditions set forth on Exhibit A, the terms of which are hereby incorporated by reference. As promptly as practicable following the date hereof, the parties hereto shall in good faith negotiate and execute such amendments to the organizational documents of the OZ Parties and any other agreement to which an OZ Party, DSO or their respective affiliates or related parties is a party (collectively, the “Existing OZ Agreements”), which Existing OZ Agreements include (x) the Second Amended and Restated Limited Liability Company Agreement of the Company, as amended (the “Company LLC Agreement”), (y) the Class B Shareholders Agreement, dated as of November 13, 2007, by and among the Company and the individuals set forth on the signature pages thereto, as amended, and (z) the Amended and Restated Exchange Agreement, dated as of August 1, 2012, by and among the Company the subsidiaries of the Company party thereto and the Och-Ziff Limited Partners and Class B Shareholders from time to time party thereto, as amended, and shall take such other actions as are reasonably necessary to reflect the terms hereof. Notwithstanding the foregoing, this Agreement shall remain binding and enforceable on the parties hereto in accordance with its terms if the parties hereto do not execute and deliver such amendments to the Existing OZ Agreements, and the parties hereto, intending to be bound hereby, declare that the terms hereof will be sufficient to effect the transactions contemplated hereby and agree to take all steps within their power to effect such transactions. In the event of any conflict between any provision of an Existing OZ Agreement, on the one hand, and any provision of this Agreement, on the other hand, the provisions of this Agreement shall control.

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2. Representations and Warranties. Each of the OZ Parties and DSO represents and warrants to the other as follows: (a) in the case of an OZ Party, it is duly organized, validly existing and in good standing under the laws of the jurisdiction where it purports to be organized; (b) such party has full power and authority (and, in the case of DSO, legal capacity) to enter into and perform its obligations under this Agreement; (c) all actions (including, in the case of the OZ Parties, the approval of the Conflicts Committee (as defined in the Company LLC Agreement)) necessary to authorize such party’s signing and delivery of this Agreement, the performance of its obligations hereunder and the acknowledgements made by such party hereunder (including the acknowledgements set forth in in “DSO Continuing Role” in Exhibit A), have been duly taken; (d) in the case of an OZ Party, this Agreement has been duly signed and delivered by a duly authorized officer or other representative of such OZ Party; (e) this Agreement constitutes the legal, valid and binding obligation of such party enforceable in accordance with its terms (except as such enforceability may be affected by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies is subject to judicial discretion); (f) no consent, approval or notification of any other person or entity (including any governmental authority) is required in connection with the signing, delivery and performance of this Agreement by such party that have not been obtained; and (g) the signing, delivery and performance of this Agreement do not violate the organizational documents of such party (in the case of the OZ Parties) or any material agreement to which such party is a party or by which it is bound.

4. Expenses. Except as set forth in Exhibit A, each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

5. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as will be specified by like notice):

A. if to an OZ Party, to:

Och-Ziff Capital Management Group LLC

9 West 57th Street

New York, New York 10019

Email: David.Levine@ozm.com

Attention: Chief Legal Officer

with a copy (which will not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Email: jrosen@debevoise.com

Attention: Jeffrey J. Rosen

Attention: Mark P. Goodman

B. if to DSO, to:

Daniel S. Och

c/o Willoughby Capital Holdings, LLC

10 Bank Street, Suite 1120

White Plains, NY 10606

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with a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Facsimile: (212) 757-3990

Email:      Ajdeckelbaum@paulweiss.com

Eching@paulweiss.com

Attention:   Ariel J. Deckelbaum

Attention:   Ellen N. Ching

All such notices or communications will be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, that receipt is confirmed, (c) if by certified or registered mail (return receipt requested), on the seventh business day after the mailing thereof or (d) if by reputable overnight delivery service, on the second business day after the sending thereof.

6. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws. Each party hereto (i) irrevocably submits to the jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, any Delaware state court or U.S. federal court sitting in Wilmington, Delaware in any action arising out of this Agreement and (ii) consents to the service of process by mail.

7. Counterparts. This Agreement may be executed in counterparts and signatures may be delivered by facsimile or by e-mail delivery of a “.pdf” format data file, each one of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

8. Construction; Headings. As used herein, (i) “or” shall mean “and/or”; (ii) the terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this entire Agreement; and (iii) “including” or “include” shall mean “including, without limitation.” The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof. It is the intention of the parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

9. Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

10. Successors and Assigns. Except as otherwise provided herein, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective permitted assigns and transferees. This Agreement may not be assigned by any of the parties without the prior written consent of the other parties hereto.

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11. Entire Agreement. Except as expressly contemplated herein, this Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

12. No Third Party Beneficiaries. It is understood and agreed among the parties that this Agreement and the covenants made herein are made expressly and solely for the benefit of the parties hereto, and that, except as otherwise expressly provided for in this Agreement, no other person or entity shall be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.

13. Amendments; Remedies and Waivers. No provision of this Agreement may be amended, modified or waived except in writing signed by the Company and DSO. Except as otherwise expressly set forth herein, no delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or provided hereunder shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or provided hereunder shall not preclude any other or further exercise of any other right, power or remedy. The rights, powers and remedies provided hereunder are cumulative and are not exclusive of any rights, powers and remedies provided by law.

14. Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

15. Specific Performance. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity, and shall not be required to post a bond or other collateral in connection therewith.

16. Public Announcements. The initial press release and other filings announcing the transactions contemplated hereby (the “Initial Filings”) shall be mutually agreed by the Company and DSO. No party hereto shall issue, or cause to be issued, any public announcements or disseminate any marketing material concerning the existence or terms of this Agreement without the prior written approval of the other party, except to the extent such announcement is required by law or stock exchange requirements; provided, however, that the foregoing shall not apply to any press release or materials to the extent it contains substantially the same information as previously communicated in the Initial Press Filings or by one or more of the parties without breach of the provisions hereof. If a public announcement is required by law or stock exchange requirements, the parties hereto will consult with each other before making the public announcement. To the extent any announcement or any marketing material permitted under this Section 16 expressly refers to any party or its affiliates or related party, such party shall, in its sole discretion, have the right to revise such announcement or advertising or marketing material prior to granting such written approval.

17 Actions and Determinations by the OZ Parties. With respect to any notice, consent, approval, waiver or other action or determination that is required or permitted to be taken, given or made by any of the OZ Parties pursuant to this Agreement, such notice, consent, approval, waiver or other action or determination shall be taken, given or made only by or with the express authorization of the Conflicts Committee. Without limiting the foregoing, the Conflicts Committee shall be entitled to exercise all rights and remedies of the OZ parties against DSO hereunder, and the parties hereto shall take all action necessary to cause the OZ Parties to comply with the directives of the Conflicts Committee

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issued pursuant hereto.    Further, notwithstanding anything to the contrary in the Company LLC Agreement or in any other agreement or document, the Conflicts Committee shall consist of those members of the Conflicts Committee in office as of the date hereof (for so long as each continues as a director and subject to each of their earlier resignation from the Conflicts Committee) and any other independent director elected to serve on the Conflicts Committee by a majority of the members of the Conflicts Committee.

If this Agreement correctly sets forth our understanding, please so acknowledge by signing below and returning a signed copy of this Agreement to us.

Very truly yours,

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

By:	/s/ Alesia J. Haas
Name: Alesia J. Haas
Title: Chief Financial Officer

Accepted and Agreed as of the date first set forth above:

DSO:
/s/ Daniel S. Och
Daniel S. Och
OZ PARTIES: OZ MANAGEMENT LP By: Och-Ziff Holding Corporation, its general partner
By:	/s/ Alesia J. Haas
Name: Alesia J. Haas
Title: Chief Financial Officer
OZ ADVISORS LP By: Och-Ziff Holding Corporation, its general partner
By:	/s/ Alesia J. Haas
Name: Alesia J. Haas
Title: Chief Financial Officer

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OZ ADVISORS II LP By: Och-Ziff Holding LLC, its general partner
By:	/s/ Alesia J. Haas
Name: Alesia J. Haas
Title: Chief Financial Officer
OCH-ZIFF HOLDING CORPORATION
By:	/s/ Alesia J. Haas
Name: Alesia J. Haas
Title: Chief Financial Officer
OCH-ZIFF HOLDING LLC
By:	/s/ Alesia J. Haas
Name: Alesia J. Haas
Title: Chief Financial Officer

INDEPENDENT DIRECTORS

By:	/s/ Allan S. Bufferd
Name: Allan S. Bufferd
Title: Lead Independent Director

By:
Name: William P. Barr
Title: Independent Director

By:	/s/ J. Barry Griswell
Name: J. Barry Griswell
Title: Independent Director

By:	/s/ Jerome P. Kenney
Name: Jerome P. Kenney
Title: Independent Director

By:	/s/ Georganne C. Proctor
Name: Georganne C. Proctor
Title: Independent Director

Exhibit A

Governance Terms

CHIEF EXECUTIVE OFFICER ROLE

●   The Board of Directors of OZ (the “Board”), with the approval of the Class B Shareholder Committee (the “Class B Committee”), will appoint and announce a new Chief Executive Officer of the OZ Group (the “New CEO”).

●   The New CEO shall enter into an employment agreement on terms and conditions to be negotiated by the Board’s Compensation Committee.

●   Daniel S. Och (“DSO”) shall resign as CEO concurrently with the New CEO’s appointment.

CLASS B SHAREHOLDER COMMITTEE

●   On the 18-month anniversary of the appointment of the New CEO, if the New CEO is continuing to serve as the Chief Executive Officer of the OZ Group as of such date, the Class B Committee shall relinquish its consent rights with respect to the approval of a successor CEO and the Class B Shareholders Agreement shall be amended to reflect such relinquishment.

●   The Class B Committee will be disbanded and the Class B Shareholders Agreement will be terminated (the “Class B Committee Dissolution”) effective December 31, 2019 (such date, the “Transition Date”, and the period of time until the Transition Date, the “Transition Period”) unless (i) the OZ Group has, following the date of the appointment of the New CEO, advised DSO in writing that he may not withdraw capital invested in the firm that he has requested to withdraw, or (ii) (x) DSO is advised in writing by his counsel (which written advice is promptly furnished to the OZ Group) that he is prohibited by law (other than laws relating to DSO’s possession of material nonpublic information of the OZ Group (“OZ MNPI”), which shall be determined by the OZ Group and its counsel, and such determination shall be communicated to DSO as contemplated by the immediately preceding clause (i)) from withdrawing capital invested in the firm that he has requested to withdraw and (y) counsel to the OZ Group does not thereafter inform DSO in writing that he is not so prohibited (any such blockage or restriction, a “Withdrawal Restriction”), in which event the Transition Date shall be deferred and the Transition Period extended if and to the extent contemplated by the following subparagraph.

●   In the event that (i) DSO is prohibited by a Withdrawal Restriction from withdrawing an amount of capital that he has, in accordance with the applicable fund documents, requested to withdraw during a redemption window, (ii) DSO so seeks in each subsequent redemption window pertinent to such withdrawal request to withdraw any unwithdrawn amount of such request and (iii) DSO is prohibited by subsequent Withdrawal Restrictions from withdrawing the remaining unwithdrawn amount thereof, then the Transition Period shall be tolled and the Transition Date shall be extended, until the day following the closing of the next redemption window pertinent to such withdrawal request as to which no Withdrawal Restriction restricts DSO’s ability to withdraw unwithdrawn amounts requested to be withdrawn prior to January 1, 2019. The provisions of the preceding sentence may apply sequentially to subsequent redemption windows and simultaneously to multiple requests to withdraw capital.

●   From and after the Transition Date, each of the Class B Shareholders shall be able to vote his or her Class B shares directly.

EXCHANGE COMMITTEE

●   Promptly following the Transition Date, the Exchange Committee will be disbanded and the Amended and Restated Exchange Agreement will be terminated (the “Exchange Committee Dissolution”, and together with the Class B Committee Dissolution, the “Committee Dissolutions”).

●   Following the date of the Exchange Committee Dissolution, (a) any partner, including any Class B Shareholder, shall be free to exchange his or her vested units over a period of two years in three equal installments commencing upon the date of the Exchange Committee Dissolution and on each of the first and second anniversary thereof (and thereafter such units shall be freely exchangeable) and (b) thereafter, whenever a tranche of any partner’s units vest, such partner shall be free to exchange such vested units over a period of two years in three equal installments commencing upon the date of such vesting and on each of the first and second anniversary thereof (and thereafter such units shall be freely exchangeable).

BOARD COMPOSITION

●   As promptly as practicable following the appointment of the New CEO, the Board shall consist of seven members, constituted and selected as follows: (a) the New CEO, who shall be appointed by DSO (in his capacity as the member of the Class B Committee) as a Class B Director, replacing William Barr who resigned, effective January 31, 2018; (b) DSO, as a Class B Director; (c) all those other current directors who choose to remain on the Board for at least the remainder of their term (none of whom (other than David Windreich) shall be Class B Directors); (d) to the extent of any vacancy of a Class B Director, an individual who shall qualify as an independent director and be appointed by DSO (in his capacity as the member of the Class B Committee) as a Class B Director with the approval, which shall not be unreasonably withheld, of the Nominating, Corporate Governance and Conflicts Committee; and (e) if any other(s) of such other current directors choose not to remain on the Board, one or more replacement individual(s) who shall qualify as independent directors and be selected jointly by DSO and the Nominating, Corporate Governance and Conflicts Committee.

●   DSO shall waive the Class B Committee’s right to appoint Class B Directors (other than with respect to the three directors described in clauses (a), (b) and (d) above), until the applicable nomination period for the 2019 Shareholder Meeting. In the event that DSO chooses in connection with such nomination period to exercise such right to appoint additional directors, such additional directors shall qualify as independent directors and shall be presented to the Nominating, Corporate Governance and Conflicts Committee for that Committee’s approval, which may only be withheld on reasonable grounds that such additional directors are manifestly unqualified or not independent of DSO and the OZ Group.

●   For the avoidance of doubt, the Board shall at all times have a majority of members who shall qualify as independent directors. Contemporaneously with the Board changes contemplated hereby, J. Barry Griswell shall be designated the lead independent director.

DSO CONTINUING ROLE:

●   Following DSO’s resignation as CEO, DSO will remain Chairman of the Board. No later than March 31, 2019, DSO shall resign and be replaced by a successor Nonexecutive Chairman of the Board selected from the existing Board members and mutually agreed upon by the Nominating, Corporate Governance and Conflicts Committee and the Class B Committee.

●   As Chairman of the Board, DSO will oversee and be involved with the overall direction and vision of the OZ Group and will devote such business time as reasonably required to fulfill his responsibilities to the OZ Group in a manner consistent with his Continuing Positions.

●   DSO will receive annual compensation in consideration for his service as Chairman of the Board in an amount consistent with the compensation of the directors of OZ more generally (both in terms of amount and composition (cash and stock mix)).

●   Following DSO’s resignation as Chairman of the Board, DSO shall have the right to continue to serve as a director on the Board for as long as DSO continues to own either (i) preferred shares of OZ with an initial liquidation preference not less than 33% of the initial liquidation preference of the preferred shares currently owned by DSO or (ii) a number of common equity units (on an as-converted basis) of OZ not less than 33% of the number of common equity units (on an as-converted basis) of OZ currently owned by DSO.

●   For the avoidance of doubt, the transactions contemplated hereby, and any discussions in connection herewith, will not constitute a “Withdrawal” by DSO pursuant to the limited partnership agreements of OZ Advisors LP, OZ Advisors II LP and OZ Management LP (each such entity, an “Operating LP” and together, the “Operating Group”, and each such limited partnership agreement, a “LPA”) or the Class B Shareholders Agreement, and DSO’s continuing rights and obligations with respect to the OZ Group will be determined in the manner set forth in this Term Sheet.

FUND INVESTMENTS:

●   For as long as DSO or his related parties have any investments in the firm, any liquid balances of such investments that are not currently charged fees would be charged the same management fees or be subject to the same incentive allocation as are applicable to other former Partners (on a MFN basis); provided, however, that the fees on such investments by DSO or his related parties shall not exceed, a maximum of 1% in respect of management fees or 10% in respect of incentive fees.

●   For the avoidance of doubt, other than as advised by counsel to comply with applicable law and without limiting the tolling provisions described above, (i) DSO and his related parties will continue to not be subject to any restrictions on their ability to withdraw or transfer their capital invested in the firm, (ii) the OZ Group shall not restrict or block (or attempt to restrict or block) any withdrawals or transfers of invested capital by DSO and/or his related parties and (iii) the OZ Group shall take all actions necessary to give effect to any withdrawal or transfer notice provided by DSO and/or his related parties.

DSO TITLES:

●   Until the effectuation of the Committee Dissolutions, DSO will continue to serve as the (i) sole member of the Class B Committee and (ii) Chairman of the Exchange Committee (collectively, together with the Chairman position, DSO’s “Continuing Positions”).

●   The parties will develop a transition plan with respect to DSO’s other roles and responsibilities. In particular, to the extent required by law or contract, DSO will serve in certain specified roles on a transitional basis on a timeframe to be mutually agreed, provided that, to the extent necessary and in any event prior to December 31, 2018, OZ will seek consents or waivers to effect such transition. OZ has proposed the following transitional roles, the final scope of which will be agreed between DSO and OZ following the determination of any effects on DSO’s restricted activities as described below:

o   a Director of Och-Ziff Holding Corporation and a Member of Och-Ziff Holding LLC, together with at least two other Directors and Members, respectively, to be mutually agreed between DSO and OZ; and

o   a Director of the offshore OZ funds set forth on Annex A hereto, together with at least two other Directors to be mutually agreed between DSO and OZ.

●   Except as expressly noted above, DSO will resign from all officer positions and from the boards of directors of all OZ Group subsidiaries. For the avoidance of doubt, DSO will not serve as an officer or director of any future OZ funds.

●   As part of the transition, DSO would, subject to his reasonable availability and in any event on a schedule no more burdensome than consistent with prior practice:

o   support the OZ Group in its initiatives to refinance the debt;

o   support the ongoing process for pursuing strategic alternatives; and

o   discuss with management the operations of OZ Management LP and provide strategic advice.

●   Prior to DSO’s resignation as Chairman, DSO and the OZ Group shall mutually agree on other customary separation matters.

RELEASE:

●   In connection with entering into the transactions contemplated hereby, the OZ Group, DSO and the independent directors shall all enter into and provide one another with full mutual reciprocal releases.

EXPENSES:	● The OZ Group will reimburse DSO for his out-of-pocket legal fees and expenses incurred from and including December 25, 2017, in an aggregate amount not to exceed $750,000.

NON- CIRCUMVENTION:

●   The OZ Group and DSO to be bound by non-circumvention restrictions prohibiting the OZ Group from taking actions that would otherwise be inconsistent with the terms and intent of this Term Sheet.

●   Notwithstanding the foregoing, nothing in this Term Sheet shall limit or otherwise modify any of DSO’s contractual rights or any of DSO’s rights as a shareholder of OZ (including, without limitation, the rights relating to DSO’s preferred investment and tax receivables agreement) that are not expressly to be modified or amended pursuant to this Term Sheet.

Annex A

1.	OZ Master Fund, Ltd.
OZ Overseas Fund, Ltd.
OZ Overseas Fund II, Ltd.
OZ Overseas Institutional Fund, Ltd.
OZ Overseas GBP Fund, Ltd.
OZ Overseas EUR Fund, Ltd.

2.	OZ Asia Master Fund, Ltd.
OZ Asia Overseas Fund, Ltd.
OZ Asia Overseas Institutional Fund, Ltd.

3.	OZ Europe Master Fund, Ltd.
OZ Europe Overseas Fund, Ltd.
OZ Europe Overseas Fund II, Ltd.
OZ Europe Overseas Institutional Fund, Ltd.

4.	OZ Credit Opportunities Master Fund, Ltd.

5.	OZ European Credit Opportunities Master Fund, Ltd.

6.	OZ ELS Master Fund, Ltd.
OZ ELS Overseas Fund, Ltd.

7.	OZ Enhanced Master Fund, Ltd.
OZ Enhanced Overseas Fund, Ltd.
OZ Enhanced Overseas Institutional Fund, Ltd.

8.	OZ Global Equity Opportunities Master Fund, Ltd.
OZ Global Equity Opportunities Overseas Fund, Ltd.
OZ Global Equity Opportunities Overseas Institutional Fund, Ltd.

9.	OZ ESC Master Fund, Ltd.
OZ ESC Overseas Fund, Ltd.

10.	OZ GC Opportunities Master Fund, Ltd.
OZ GC Opportunities Overseas Fund, Ltd.

11.	OZC Global Equities Overseas Fund, Ltd.

12.	OZ Global Special Investments, Ltd.

13.	OZ Institutional Income Master Fund, Ltd.

14.	Och-Ziff Capital Structure Arbitrage Master Fund, Ltd.
Och-Ziff Capital Structure Arbitrage Overseas Fund, Ltd.

15.	OZ Overseas Select Fund, Ltd.

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